                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                                               [_]  Confidential, For Use of the
                                                    Commission Only
                                                    (as permitted by Rule
                                                    14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

           Decade Companies Income Properties - A Limited Partnership
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               (Name of Registrant as Specified in Its Charter)

             Arnold K. Leas and Wellington Management Corporation
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

January 31, 1997



Re:  Decade Companies Income Properties

Dear Limited Partner:

It is unfortunate that you have been subjected to a recent barrage of misinformation designed by Decade to mislead and confuse you. I hope you will not let these efforts succeed in preventing you from making an informed decision.

I have enclosed a copy of a letter which addresses the latest false information contained in Decade's January 25 and January 29, 1997 letters. Decade has clearly decided to run a negative campaign rather than relying on their own track record. It's little wonder; after ten years they wanted to pay you only 40% of what you paid for your investment. Given that track record, I expect them to be defensive, but not to twist the truth the way they have.

Please read my response. It provides additional information about Decade which you should take into consideration.

I ask you to let your common sense prevail. Consider that there are much easier ways for WMC and me to make money than fighting with Decade over management of this partnership. Also consider that the cost of removing Decade will only be repaid out of savings WMC produces by reducing property management fees. I had no grand plan to take over management of DCIP; but when I read the November letter offering only $402 per interest for a $1,000 investment made 10 years ago, I became fed-up with Decade's management. You were probably just as angry; the difference is that I have the resources and staff to pursue what you cannot. Ask yourself this: Has Decade earned your trust over the past 10 years? Are you better off now with your $1,000 per interest investment than you were 10 years ago? If not, vote for change.

Decade has responded to our proposal by trying to scare you. They will more than likely continue to bombard you with misleading and inaccurate information. BUT THEY WON'T TELL YOU WHERE ALL YOUR MONEY HAS GONE! WOULDN'T YOU LIKE TO FIND OUT? You have received our proxy and consent form. Now is your chance to do what you've wanted to do for years - replace Decade and get your money out of DCIP.

Thank you for your consideration and support. Please take the time to exercise your right to do what's best for you.


Best personal regards,

WELLINGTON MANAGEMENT CORPORATION



Arnold K. Leas
President/Chief Executive Officer

AKL:srr

January 31, 1997



Michael G. Sweet
Partnership Manager
Decade Companies Income Properties
250 Patrick Boulevard, Suite 140
Brookfield, WI 53045-5864

Re:  Decade Companies Income Properties ("DCIP") - a limited partnership

Dear Mike:

Your January 25, 1997 letter to the DCIP limited partners was unfair and misleading. Now you are taking passages from our proxy statement out of context, deleting key language and offering misleading and inaccurate interpretations to deceive the investors. Like a desperate politician, you're attempting to discredit my character rather than running on your own record. Most people find such tactics distasteful, especially when the information is revealed to be untrue. The following information must be supplied to investors to set the record straight.

1. In November I said that Wellington Management Corporation ("WMC") and I intended to present a proposal to replace Decade as the general partner of DCIP. Since that time Decade has sued us in federal court to prevent us from presenting such a proposal. On December 23 both Decade and WMC agreed to let the limited partners decide the issue by vote. We honored that commitment and allowed Decade to mail its "fair price" amendment (in reality a poison pill) on January 4, 1997. You broke your promise to us, the Court and to investors on January 24 by seeking to obtain a Court order to keep investors from receiving our proxy. When the Court learned the full story, the judge immediately ordered that we be allowed to communicate with investors. The limited partners should know that it is because of Decade that they were not allowed to receive our proposal. For you to imply otherwise is untrue. Our proxy statement has now been mailed to the limited partners and they will finally make their choice.

2. You have stated repeatedly that replacing Decade could have a negative effect on DCIP'S financing. We have contacted three of DCIP's four lenders. Two of them said they would not automatically declare a default upon removal of Decade. The other stated that he could not discuss the loan with us until WMC is appointed as replacement general partner. You also failed to tell investors that the interest rate on DCIP's largest and most favorable loan will be escalated above current market rates next year and that loan may need to be refinanced at that time whether Decade, WMC or anyone else is the general partner. Your implication that DCIP's loans will automatically be accelerated and become due upon WMC's appointment is a blatant attempt to scare the limited partners.

3. As you stated, WMC has spent more than $100,000 attempting to remove Decade as the general partner of DCIP. But you failed to tell investors that most of this cost has been incurred because you have tied us up in litigation in an effort to keep us from communicating with investors. You have also failed to tell investors how much of their money you are spending in pursuing this litigation which we believe is designed to protect Decade from being removed by the investors after we communicate with them and give them a choice. Why didn't you tell the investors that we have committed to recover this money only out of savings to the partnership which WMC will produce by replacing Decade's property management firm? In other words, you intentionally omitted language that makes clear there will be no reimbursement from the partnership unless WMC produces better results, didn't you? Can Decade say the same about litigation costs it continues to generate?

     I believe WMC will save the partnership more than the cost to remove Decade. For example, if WMC Realty would have managed DCIP's properties during 1993-95, the partnership would have saved $514,034 in property management fees alone. That's because WMC Realty charges a flat 5% property management fee; not the additional half month's rent fee charged by Decade Properties. By the way, we believe that Decade's additional leasing fee violates NASAA real estate program guidelines and, therefore, may have been improperly collected from the partnership for years. Be assured that as the new general partner we will pursue this issue.

     In addition, Decade and affiliates charged the partnership $1,019,845 in expense reimbursements during 1995 alone. What did you spend it all on? We have requested details of these expenses, but have received no evidence that such amount is necessary or reasonable. If appointed we will attempt to reduce this expense and you should be prepared to substantiate all expenses charged during past years.

4. You made several references to Wellington Properties Trust ("WLPT"), WMC's real estate investment trust. Many of them were outright false or seriously misleading to investors.

     A. WLPT owns several apartment communities, the largest of which has been under construction during the past three years. You should have disclosed this to the investors so they would know the truth. As a development stage entity, WLPT was not expected to cash flow until 1997. We expect that it will cash flow this year.

     B. You stated that WLPT purchases most of its properties from affiliated entities. That is simply untrue. Of the 410 apartment units owned by WLPT, 304 units were purchased from third party sellers. Of the 106 units purchased from affiliates, one received the appraised value (paid fully in WLPT stock) and the other received a fair price (which is $60,000 less than a current offer). These were positive transactions for WLPT.

     C. Equally deceptive was your claim that we overpaid for property based on a prior appraisal. You should have told investors that the appraisal you mentioned occurred before construction was finished and before lease-up. During May 1993, WMC paid $1,775,000 for the apartment community. As the project approached completion and began filing up, it became much more valuable. Upon completing construction and attaining 95% occupancy, the property was sold to WLPT for $1,890,000. The

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

          $115,000 brokerage commission you mentioned was included in that purchase price. WLPT recently received an offer from a third party to purchase the same property for $1,950,000. We have presented a counter-offer to the prospective buyer at $2,025,000. There was nothing wrong with this transaction, despite your implication to the contrary. Are half-truths what investors should expect from you?

5. You don't seem to understand the difference between return on investment and return of investment. WMC's investment programs distribute cash quarterly. These programs have distributed over $11,000,000 to date. We do not consider these distributions to be a return of investors' principal, nor do our investors consider such distributions to be a return of their principal. The distributions are a return on investment, which appears to be a foreign concept to Decade. Your statement that we admitted otherwise in the litigation is untrue. In fact, we expressly denied your assertion.

As for your deep feelings for the Decade "family" of partnerships, let me remind you of a few "step children." As you know, the following family members are no longer with us, having passed away from the dreaded real estate disease known as "mortgage foreclosure":


Partnership Liquidated                   Apartment
Following Foreclosure                Community Address                  Limited Partners' Investment*
---------------------                -----------------                  -----------------------------
Decade Sunbelt Properties            200 Country Club Drive                      $1,890,000
                                     Largo, FL

Decade Sunbelt Properties II         The Paces                                   $1,920,000
                                     Tarpon Springs, FL

Decade Preferred Placement VII       Flamingo West                               $1,440,000
                                     Tampa, FL

Decade Preferred Placement IX        Villas of Central Park                      $2,700,000
                                     Orlando, FL

Decade Preferred Placement X         Fox River                                   $3,149,250
                                     Atlanta (Marietta), GA                      ----------
               Total Investors' Funds Lost:                                     $11,099,025

* Amount raised in partnership offering.

I don't know if the DCIP investors received disclosure at the time of these foreclosures, but they should now be informed. Since the investors in these partnerships lost all of their investment in the foreclosure, but Decade charged over a million dollars in fees and commissions, I ask you; is that any way to treat your family? WMC, in contrast, has never lost a property in a foreclosure action or otherwise.

You must not have been feeling very deeply for the DCIP limited partners when you decided to sell Ashley Pointe Apartments in April 1994. The partnership suffered a loss of $970,958 as a result of that sale. In addition, a Decade affiliate charged a $92,100 commission on the sale, bringing the partnership's total loss to $1,071,710 on that transaction. That's adding insult to injury. Does that help explain where all the money went?

Other Decade charges we intend to investigate if WMC is appointed replacement general partner are the following which were listed DCIP's 1995 financial statements:

   . Acquisition fees                               $2,146,635
   . Real estate commissions                           440,700
   . Interest on "accrued" acquisition fees            572,467
   . Interest on "accrued" real estate commissions     115,821
                                                    ----------
     Total charges subject to inquiry               $3,275,623

We believe that some of these fees are not even payable under the terms of the DCIP partnership agreement, unless the limited partners have received a return of all of their capital contribution plus a priority return of 6% per annum.

Did these contingent liabilities motivate the recently completed self-tender, whereby the partnership repurchased interests at $402 per interest? After all, the fewer limited partners that remain to collect their priority return, the more likely Decade is to collect those contingent fees. If investors were bought out at a discount so that you can collect contingent fees, what does that say about the way you treat your family?

The limited partners know something is wrong with DCIP. It's not the properties, nor is it the real estate market; the problem is management. The limited partners want to know where all the money is going. We are convinced that the only way to find out where all the money is going is to replace Decade and hire new management. We are offering the limited partners that option. We are asking them to vote to remove Decade and appoint WMC as the replacement general partner of the partnership.

Very truly yours,

WELLINGTON MANAGEMENT CORPORATION




Arnold K. Leas
President/Chief Executive Officer

AKL:srr

cc:  All DCIP limited partners


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